Exhibit 3.5

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WCI COMMUNITIES, INC.

[ • ], 2013

WCI Communities, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law” or “DGCL”), does hereby certify that:

1:         The name of this corporation is WCI Communities, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 29, 2009, under the name “WCI 2009 Corporation,” pursuant to the Delaware General Corporation Law.  Thereafter, on August 26, 2009, the Corporation amended its Certificate of Incorporation to change its name to WCI Communities, Inc.  Thereafter, on August 31, 2009, the Corporation amended and restated its Certificate of Incorporation.  Thereafter, on October 27, 2009, the Corporation amended and restated its Certificate of Incorporation.  Thereafter, on March 19, 2010, the Corporation corrected, amended and restated its Certificate of Incorporation.  Thereafter, on June 8, 2012, the Corporation amended and restated its Certificate of Incorporation. Thereafter, on July [ • ], 2013, the Corporation amended and restated its Certificate of Incorporation.

2:         In an action taken by written consent by the Board of Directors of the Corporation (the “Board of Directors”), a resolution was duly adopted pursuant to Sections 141(f), 242 and 245 of the Delaware General Corporation Law, setting forth this Fifth Amended and Restated Certificate of Incorporation (the “Certificate”), which amends and restates the Fourth Amended and Restated Certificate of Incorporation in its entirety, and declaring the Certificate to be advisable.  The stockholders of the Corporation duly approved and adopted the Certificate by written consent in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law.

3:         This Certificate amends and restates the Fourth Amended and Restated Certificate of Incorporation to read as follows:

FIRST:  The name of the Corporation is WCI Communities, Inc.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400 , City of Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH:  A.  This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares that the Corporation is authorized to issue is one hundred sixty-five million (165,000,000), divided into one hundred fifty million (150,000,000) shares of Common Stock and fifteen million (15,000,000) shares of Preferred Stock.  The Common Stock shall have a par value of $0.01 per share and the Preferred Stock shall have a par value of $0.01 per share.

B.        The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized, by filing a certificate (a “Certificate of Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH:  For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.        (1)        The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors.  In addition to the powers and authority expressly conferred upon the Board of Directors by statute, this Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the  DGCL, this Certificate, any Bylaws adopted by the stockholders and the Stockholders Agreement among the Corporation and certain of its stockholders, dated as of [ • ], 2013, as the same may be amended from time to time (the “Stockholders Agreement”), including but not limited to Section 2.1 thereof; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

(2)        The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors; provided, however, that, so long as (a) either Principal Investor (as defined below) has the right to nominate two directors, or (b) the Principal Investors own, in the aggregate, at least 20% of the outstanding shares of Common Stock of the Corporation, the Board of Directors will not increase its size without the consent of the nominee(s) of such Principal Investor(s).

(3)        All directors shall be of one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected and until his or her successor is duly elected and qualified or, if earlier, until his or her death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(4)        The Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (the “Voting Stock”).

(5)        Subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, and except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, disability, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders; except that vacancies caused by loss of a nominee of either (i) Monarch Alternative Capital LP and its affiliates or (ii) Stonehill Institutional Partners, L.P. and its affiliates (each a “Principal Investor” and together, the “Principal Investors”) shall be filled at the direction of such Principal Investor so long as such Principal Investor has the right to nominate such director pursuant to the Stockholders Agreement.  Any director elected in accordance with this subsection (5) shall hold office until the next annual meeting and until such director’s successor shall have been elected and qualified or, if earlier, such director’s death, resignation or removal.

(6)        The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

B.        Subject to Article X of the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation.  Notwithstanding the foregoing, the Bylaws of the Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

SIXTH:  A.  Subject to the rights of the holders of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.

B.        Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by the Board of Directors, chairperson of the Board of Directors, chief executive officer or president and shall be called by the secretary upon the written request of either of the Principal Investors, so long as one of them or both of them in the aggregate hold(s) at least ten percent (10%) of the outstanding shares of Common Stock of the Corporation.

C.        Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation; provided that no such advance notice provision in the Bylaws shall apply to the nomination of any individual that a Principal Investor is entitled to designate pursuant to the Stockholders Agreement.

SEVENTH:  A.  To the maximum extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

B.        The Corporation shall, through the Bylaws or otherwise, indemnify against expenses to the fullest extent permitted under the DGCL, as it now exists or as amended from time to time, any person who is or was a director or officer of the Corporation or its subsidiaries.  The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

C.        Neither any amendment nor modification, nor repeal of this Article VII, nor the adoption of any provision of the Certificate inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any right or protection existing under this Certificate immediately prior to such amendment, modification or repeal, including any right or protection of a current or former director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH:  The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or this Certificate or the Bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

NINTH:  Notwithstanding any other provisions of this Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate or any Certificate of Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII and IX.

TENTH: A.  The Corporation shall not be governed by Section 203 of the DGCL.

B.        Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(i)                                  prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(ii)                              upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii)                          at or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock which is not owned by the interested stockholder.

C.                                 For purposes of this Article X only, references to:

(i)                                  “affiliate” means a person that directly, or indirectly through 1 or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii)                              “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii)                          “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(1)      any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation section (B) of this Article X is not applicable to the surviving entity;

(2)      any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(3)      any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of any security exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security was outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under § 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(4)      any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or of securities exercisable for, exchangeable for or convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5)      any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in section C.(iii)(1)-(4) of this Article X) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iv)                          “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract or otherwise.  A person who is the owner of 20% or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for 1 or more owners who do not individually or as a group have control of such entity.

(v)                              “interested stockholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding Voting Stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding Voting Stock of the Corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) the Principal Investors or any Principal Investor Direct Transferee or Principal Investor Indirect Transferee, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of Voting Stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person.  For the purpose of determining whether a person is an interested stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi)                          “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(1)      beneficially owns such stock, directly or indirectly; or

(2)      has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(3)      has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(vii)                      “person” means any individual, corporation, partnership, unincorporated association or other entity.

(viii)                  “Principal Investor Direct Transferee” means any person (and its affiliates) who acquires (other than in a registered public offering) directly in one or more related transactions from a Principal Investor or any “group,” or member of any such group, to which a Principal Investor is a party under Rule 13d-5(b)(1) under the Exchange Act, beneficial ownership of 15% or more in the aggregate of the then outstanding Voting Stock of the Corporation.

(ix)                          “Principal Investor Indirect Transferee” means any person (and its affiliates) who acquires (other than in a registered public offering) directly in one or more related transactions from any Principal Investor Direct Transferee or any other Principal Investor Indirect Transferee beneficial ownership of 15% or more in the aggregate of the then outstanding Voting Stock of the Corporation.

(x)                              “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

ELEVENTH:  Upon filing of the Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Fourth Amended and Restated Certificate Effective Time”), each outstanding share of Series A Common Stock, Series B Common Stock, Series C Common Stock, Series D Common Stock and Series E Common Stock (referred herein collectively as the “Designated Common Stock”) shall, without any further action on the part of the Corporation or the holders of such shares of Designated Common Stock and whether or not certificates representing such holders’ shares are surrendered for cancellation or exchange, be automatically converted into one fully paid and nonassessable share of Common Stock. Certificates dated as of a date prior to the Fourth Amended and Restated Certificate Effective Time representing outstanding shares of Designated Common Stock shall, immediately after the Fourth Amended and Restated Certificate Effective Time, represent a number of shares of Common Stock equal to the same number of shares of Designated Common Stock as is reflected on the face of such certificates. The Corporation may issue new certificates evidencing the shares of Common Stock outstanding as a result of such automatic conversion, but shall not be obliged to issue such new certificates unless and until the certificates evidencing the shares held by a holder prior to such automatic conversion are either delivered to the Corporation or its transfer agent or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

TWELFTH:  Upon filing of the Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), each then-outstanding share of Common Stock (“Old Common Stock”) shall be automatically converted into 10.3 validly issued, fully paid and non-assessable shares of Common Stock without any further action by the Corporation or the holder of such shares of Old Common Stock (the “Common Stock Split”). Each stock certificate representing shares of Old Common Stock shall thereafter represent a number of shares of Common Stock equal to the same number of shares of Old Common Stock previously represented by such stock certificate, multiplied by 10.3 and rounded down to the nearest whole number; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of whole shares of Common Stock to which such person is entitled as a result of the Common Stock Split based on the aggregate number of shares of Old Common Stock held by such person. No fractional interest in a share of Common Stock shall be deliverable upon the Common Stock Split. Stockholders who otherwise would have been entitled to receive any fractional interest in a share of Common Stock, in lieu of receipt of such fractional interest, shall be entitled to receive from the Corporation an amount in cash equal to the fair value of such fractional interest as of the Effective Time. All share numbers, dollar amounts and other provisions set forth herein give effect to both the Common Stock Split.

* * * *

IN WITNESS WHEREOF, the Corporation has executed this Certificate on this [  th] day of [ • ], 2013.

By:
Vivien Hastings
Senior Vice President and General Counsel

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